Exhibit (b)
Calculation of Filing Fee Tables
Schedule TO
(Form Type)
iQIYI, Inc.
(Name of Issuer)
Table 1: Transaction Valuation

	Note	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid		—		—

Fees Previously Paid	1	$397,628,991	0.0001476	$58,690.04

Total Transaction Valuation		$397,628,991

Total Fees Due for Filing				$58,690.04

Total Fees Previously Paid				$58,690.04

Total Fee Offsets				—

Net Fee Due				—

Note	Transaction Valuation Explanation Note

1	The transaction valuation was calculated solely for purposes of determining the filing fee. The purchase price of the 4.00% Convertible Senior Notes due 2026 (the “Notes”), as described herein, is US$1,000 per US$1,000 principal amount outstanding. As of June 12, 2024, there was US$395,607,000 aggregate principal amount of Notes outstanding, resulting in an aggregate maximum purchase price of US$397,628,991 (including accrued but unpaid interest). The filing fee of $58,690.04 was previously paid in connection with the filing of the Tender Offer Statement on Schedule TO on May 28, 2024 by iQIYI, Inc. (File
No. 005-90438).
The amount of the filing fee was calculated in accordance with
Rule 0-11 of
the Securities Exchange Act of 1934, as amended, and equals $147.6 for each US$1,000,000 of the value of the transaction.
Table 2:
Fee Offset Claims and Sources
(1)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims

Fee Offset Sources

(1)	Not applicable.